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                                 First Amendment
                                     to the
               Optical Coating Laboratory, Inc. Rights Agreement,
                          dated as of December 16, 1997

      Pursuant to Section 26 of the Rights Agreement (the "Agreement") dated as of December 16, 1997 between Optical Coating Laboratory, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services L.L.C. (the "Rights Agent"), the Company and the Rights Agent hereby amend the Agreement as of December 15, 1998, as provided below.

      1. Certain Definitions. Section 1(g) of the Agreement shall be amended by replacing Section 1(g) in its entirety with the phrase "[This section intentionally left blank]."

      2. Adjustment of Purchase Price; Number and Kind of Shares or Number of Rights. Section 11(a)(ii)(A) shall be amended by replacing the phrase "a majority of the Continuing Directors then in office" with the phrase "a majority of the Directors then in office."

      3. Redemption and Termination. Section 23(a) shall be amended by deleting the phrase "if the Board of Directors of the Company authorizes redemption of the Rights and such authorization occurs on or after the time a Person becomes an Acquiring Person then there must be Continuing Directors then in office and such authorization shall require the concurrence of a majority of such Continuing Directors; provided, further, however . . .".

      4. Supplements and Amendments. Section 26 shall be amended by deleting the phrase "(which lengthening or shortening shall be effective only if there are Continuing Directors in office and shall require the concurrence of a majority of such Continuing Directors)" in clause (iii).

      5. Determinations and Actions by the Board of Directors, etc. Section 28 shall be amended as follows:

      (a) The phrase "(with, where specifically provided for herein, the concurrence of the Continuing Directors)" which appears three times, shall be deleted.

      (b) The phrase "or the Continuing Directors" in clause (y) shall be deleted.

      6. Exhibit B - Rights Certificate. Paragraph 7 of the Rights Certificate shall be amended by deleting the second sentence thereof which states "Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors."

      7. Exhibit C - Summary of Rights to Purchase Preferred Stock. Exhibit C - Summary of Rights to Purchase Preferred Stock shall be amended as follows:
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      (a) Paragraph 4 of the Summary of Rights to Purchase Preferred Stock shall be amended by replacing the phrase "the independent Continuing Directors" with the phrase "the independent Directors" in clause (i).

      (b) In Paragraph 9, the third sentence thereof which states "Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors." shall be deleted.

      (c) In Paragraph 9, the phrase "with, where required, the concurrence of the Continuing Directors" in the fifth sentence shall be deleted.

      (d) Paragraph 10, which begins with "The term 'Continuing Directors' means any member" and ends with "any representative of the foregoing entities." shall be deleted in its entirety.

      (e) In Paragraph 13, the phrase "(in certain circumstances, with the concurrence of the Continuing Directors)" shall be deleted.

      (f) In Paragraph 13, the phrase "or, in certain circumstances, without the concurrence of the Continuing Directors" shall be deleted.

      The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company dated as of December 15, 1998, hereby certifies to the Rights Agent that these amendments are in compliance with the terms of Section 26 of the Agreement.

                        OPTICAL COATING LABORATORY, INC.
                        (A Delaware Corporation )

                        By:
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                        Name: Charles J. Abbe
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                        Title: President and Chief Executive Officer
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Acknowledged and Agreed:

ChaseMellon Shareholder Services L.L.C.,
as Rights Agent
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By:
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Name:
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Title:
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